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Exhibit 4.2

UNDERWRITER'S UNIT WARRANT AGREEMENT

        UNDERWRITER'S UNIT WARRANT AGREEMENT dated as of            , 2005, between VitaCube Systems Holdings, Inc., a Nevada corporation (the "Company"), and The Shemano Group, Inc. (hereinafter referred to as the "Underwriter").

W I T N E S S E T H:

        WHEREAS, pursuant to the terms of an Underwriting Agreement dated as of            , 2005 (the "Underwriting Agreement") between the Underwriter and the Company, the Underwriter has agreed to purchase, in a public offering under the Securities Act of 1933, as amended (the "Act"), on a firm commitment basis (the "Offering"),                         (            ) units (the "Offered Units") at a public offering price of $            per Offered Unit, each Offered Unit consisting of two (2) shares of the Company's common stock, par value [$.001] per share (the "Common Shares") (each Common Share constituting part of an Offered Unit referred to as an "Offered Share"), one (1) redeemable Class A public warrant ("Class A Warrant"), entitling the holder to purchase one (1) Common Share and one (1) redeemable Class B public warrant entitling the holder to purchase one (1) Common Share ("Class B Warrant," and collectively with the Class A Warrant, the "Offered Warrants"), with an option to purchase up to an additional             (            ) units ("Optional Units") for the purpose of covering over-allotments; and

        WHEREAS, as additional consideration to the Underwriter for its services pursuant to the Underwriting Agreement, the Company has agreed to issue to the Underwriter a warrant ("Underwriter's Unit Warrant") to purchase up to an aggregate of            units [10% of Offered Units] (the "Underwriter's Units") with an exercise price equal to $            (120% of the offering price of the Offered Units), each Underwriter's Unit consisting of two (2) Common Shares ("Underwriter's Shares"), one (1) redeemable Class A warrant (the "Underwriter's Class A Warrant") and one (1) redeemable Class B Warrant (the "Underwriter's Class B Warrant" and collectively with the Underwriter's Class A Warrants, the "Underwriter's Warrants"); and

        NOW, THEREFORE, in consideration of the foregoing premises, the payment by the Underwriter to the Company of an aggregate of One Hundred Dollars and No Cents ($100.00), the agreements herein set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

        1.    Grant.    The Underwriter, and/or its designees who are officers or partners (not directors) of the Underwriter or members of the selling group and/or their officers or partners (collectively, the "Underwriter's Designees"), in connection with the Offering, are hereby granted the right to purchase, at any time from            , 2005 [six months after the Effective Date] until 5:00 P.M., Mountain time, on            , 2010 [five years after the Effective Date] (the "Warrant Exercise Term"), up to an aggregate of            Underwriter's Units at the initial exercise price (subject to adjustment as provided in Section 8 hereof) of $            per Underwriter's Unit (the "Unit Exercise Price"). Notwithstanding the foregoing, the Warrants shall become immediately exercisable upon a Change in Control (as defined in Section 12(d) herein) of the Company. The Underwriter's Shares issuable upon exercise of the Underwriter's Warrants are in all respects identical to the Common Shares being purchased by the Underwriter for resale to the public pursuant to the terms and provisions of the Underwriting Agreement.

        2.    Underwriter's Unit Warrant Certificates.    The Underwriter's warrant certificates (the "Underwriter's Unit Warrant Certificates") delivered and to be delivered pursuant to this Agreement shall be in the form set forth in Exhibit A, attached hereto and made a part hereof, with such appropriate insertions, omissions, substitutions, and other variations as required or permitted by this Agreement.

        3.    Exercise of Underwriter's Unit Warrants.    The Underwriter's Unit Warrants initially are exercisable at an initial exercise price per Underwriter's Unit as set forth in Section 6 hereof, payable by electronic wire transfer, subject to adjustment as provided in Section 8 hereof, provided such Underwriter's Warrants shall be exercised in minimum amounts equal to the lesser of [2,500] Units or the amount of Units owned by the Holder. Upon surrender at the Company's principal offices (presently located at 480 South Holly Street, Denver, Colorado, 80246), of an Underwriter's Unit Warrant and a completed and executed form of Election to Purchase (in the form of Exhibit B attached hereto), together with payment of the purchase price for the number of Underwriter's Units purchased, the registered holder of an Underwriter's Unit Warrant ("Holder" or "Holders") shall be entitled to receive a certificate or certificates for the Underwriter's Units so purchased. The Underwriter's Shares and the Underwriter's Warrants comprising the Underwriter's Units shall consist of the same Offered Shares and Offered Warrants as being sold to the public in the Offering, and shall contain the same terms and conditions and rights, and the Underwriter's Warrant obtained upon exercise of the Underwriter's Unit Warrant shall have an exercise price of $    per Underwriter's Warrant (the "Warrant Exercise Price"). The purchase rights represented by each Underwriter's Unit Warrant are exercisable at the option of the Holder thereof, in whole or in part, provided such Underwriter's Warrants shall be exercised subject to the minimum requirements set forth in this Section 3. In the case of the purchase of less than all the Underwriter's Units purchasable under any Underwriter's Unit Warrant, the Company shall cancel the Underwriter's Unit Warrant upon the surrender thereof and shall execute and deliver a new Underwriter's Unit Warrant of like tenor for the balance of the Underwriter's Units purchasable thereunder. The Unit Exercise Price and the Warrant Exercise Price are hereinafter sometimes collectively referred to as the "Exercise Price". Upon separation of the Units, the minimum amounts to be exercised shall be equal to the lesser of (i) [5,000] Common Shares or [2,500] Underwriter's Warrants or (ii) the amount of Common Shares or Underwriter's Warrants, as the case may be, owned by the Holder. All numbers in this Section 3 shall be subject to adjustment in accordance with Section 8.

        4.    Issuance of Certificates.    Upon the exercise of the Underwriter's Unit Warrant, the issuance of certificates for the Underwriter's Warrants and Underwriter's Shares or other securities, properties or rights underlying such Underwriter's Unit Warrant shall be made forthwith (and in any event within five (5) business days thereafter) without charge to the Holder thereof including, without limitation, any tax which may be payable in respect of the issuance thereof, and such certificates shall (subject to the provisions of Sections 5 and 7 hereof) be issued in the name of, or in such names as may be directed by, the Holder thereof; provided, however, that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any such certificates in a name other than that of the Underwriter and the Company shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

        The Underwriter's Unit Warrants and the certificates representing the Underwriter's Warrants and Underwriter's Shares issuable upon exercise of the Underwriter's Unit Warrant shall be executed on behalf of the Company in the same manner as the certificates for the Offered Shares and Offered Warrants. The Underwriter's Unit Warrants shall be dated the date of the execution by the Company upon initial issuance, division, exchange, substitution or transfer. The certificates representing the Underwriter's Shares and Underwriter's Warrants issuable upon exercise of the Underwriter's Unit Warrants shall be identical in form and substance to the Offered Shares and Offered Warrants, including the terms of redemption for the Offered Warrants sold to the public.

        5.    Restriction on Transfer of Underwriter's Unit Warrant.    The Holder of a Underwriter's Unit Warrant, by its acceptance thereof, covenants and agrees that the Underwriter's Unit Warrant is being acquired as an investment and not with a view to the distribution thereof; and that the Underwriter's Unit Warrant may not be sold, transferred, assigned, hypothecated or otherwise disposed of, in whole or in part, for a period of six months from            , 2005, the effective date of the Offering (the

"Effective Date"), except to the Underwriter's Designees and/or their officers or partners as required for compliance with NASD Rule 2710(c)(7)(A), and upon presentment of a properly executed Form of Assignment in the form set forth on Exhibit C attached hereto and made a part hereof.

        6.    Exercise Price.

          6.1    Initial and Adjusted Exercise Price.    Except as otherwise provided in Section 8 hereof, the initial exercise price of each Underwriter's Unit Warrant shall be $            per Underwriter's Unit. The exercise price of the Underwriter's Warrant and the number of Underwriter's Shares to be received upon exercise of the Underwriter's Unit Warrant shall be subject to adjustment as provided in Section 8 hereof.

        7.    Registration Rights.

          7.1    Demand Registration Under the Securities Act of 1933.    At any time commencing after            , 2006 [one year after the Effective Date]through and including            , 2010 [five years after the Effective Date], the Underwriter and all other Holders of the Underwriter's Unit Warrants, Underwriter's Shares, Underwriter's Warrants or the Common Shares underlying the Underwriter's Warrants, representing a majority of the Common Shares issuable upon the exercise of the Units (assuming the exercise of all of the Underwriter's Unit Warrants) shall have the right (which right is in addition to the registration rights under Section 7.2 hereof), exercisable by written notice to the Company, to have the Company prepare and file with the Securities and Exchange Commission (the "Commission"), on one occasion, a registration statement and such other documents, including a prospectus, as may be necessary in the opinion of both counsel for the Company and counsel for the Underwriter and the Holders, in order to comply with the provisions of the Act, so as to permit a public offering and sale of their respective Underwriter's Shares or Underwriter's Warrants and during a period equal to the longer of: (i) nine (9) months or (ii) the unexpired term of the Underwriter's Warrants by such Holders and any other Holders of the Underwriter's Unit Warrant who shall notify the Company within ten (10) days after receiving notice from the Company of such request.

          7.2    Piggyback Registration.

          (a)   If, at any time commencing after            , 2006 [one year after the Effective Date], through and including            , 2012 [seven years after the Effective Date], the Company proposes to register any of its securities under the Act (other than in connection with a merger or similar transaction with a filing on a Form S-4 or pursuant to Form S-8 or similar form) it will give written notice by registered or certified mail, at least thirty (30) days prior to the filing of each such registration statement, to the Underwriter and to all other Holders of the Underwriter's Unit Warrants, Underwriter's Units, Underwriter's Shares, Underwriter's Warrants or the Common Shares underlying the Underwriter's Warrants, of its intention to do so. If the Underwriter or any of the other Holders of the Underwriter's Unit Warrants, Underwriter's Units, Underwriter's Shares, Underwriter's Warrants or the Common Shares underlying the Underwriter's Warrants notify the Company within twenty (20) days after receipt of any such notice of its or their desire to include any such securities in such proposed registration statement, the Company shall afford each of the Underwriter and such Holders of the Underwriter's Unit Warrants, Underwriter's Units, Underwriter's Shares, Underwriter's Warrants or the Common Shares underlying the Underwriter's Warrants, the opportunity to have any of such securities registered under such registration statement.

          (b)   If any Holder shall request inclusion of any securities held by such Holder in the registration of other securities of the Company and such proposed registration by the Company is, in whole or in part, an underwritten public offering, and if the managing underwriter determines and advises the Company in writing that inclusion in such registration of all proposed securities (including securities being offered by or on behalf of the Company and securities covered by requests for registration) would materially adversely affect the marketability of the offering of the securities proposed to be registered by the Company, then such Holder shall be entitled to participate pro rata (based on the number of shares owned by the respective Holders) with the other Holders having similar piggyback registration rights with respect to such registration to the extent the managing underwriter determines that such securities may be included without such material adverse effect.

          (c)   Notwithstanding the provisions of this Section 7.2, the Company shall have the right at any time after it shall have given written notice pursuant to this Section 7.2 (irrespective of whether a written request for inclusion of any such securities shall have been made) to elect not to file any such proposed registration statement, or to withdraw the same after the filing but prior to the effective date thereof.

          7.3.    Notice to Be Delivered.    The Company covenants and agrees to give written notice of any registration request under Section 7.1 by the Underwriter or any Holder or Holders to the Underwriter and to all other Holders of the Underwriter's Unit Warrants, Underwriter's Units, Underwriter's Shares, Underwriter's Warrants and the Common Shares underlying the Underwriter's Warrants within ten (10) days from the date of the receipt of any such registration request.

          7.4.    Covenants of the Company With Respect to Registration.    In connection with any registration under Section 7.1 or 7.2 hereof, the Company covenants and agrees as follows:

          (a)   The Company shall use its best efforts to file a registration statement within forty-five (45) days of receipt of any demand therefor in accordance with Section 7.1, shall use its best efforts to have any registration statement declared effective at the earliest practicable time, and shall furnish to the Underwriter and each Holder desiring to sell the Underwriter's Shares, Underwriter's Warrants, the Common Shares underlying the Underwriter's Warrants or any other securities held by the Underwriter or the other Holders as a result of any adjustment made pursuant to the provisions of Sections 8.1 or 8.2 hereof (collectively, the "Registrable Securities"), such number of prospectuses as shall reasonably be requested.

          (b)   The Company shall pay all costs (excluding fees and expenses of the Underwriter's and the other Holders' counsel and any underwriting or selling commissions), fees and expenses in connection with all registration statements filed pursuant to Sections 7.1 and 7.2 hereof including, without limitation, the Company's legal and accounting fees, printing expenses, and blue sky fees and expenses. If the Company shall fail to comply with the provisions of Section 7.4, the Company shall, in addition to any other equitable or other relief available to the Underwriter and the other Holders, be liable for any or all actual damages (which may include damages due to a loss of profit).

          (c)   The Company will take all necessary action which may be required in qualifying or registering the Registrable Securities included in a registration statement for offering and sale under the securities or blue sky laws of such states as reasonably are requested by the Underwriter and the other Holders, provided that the Company shall not be obligated to execute or file any general consent to service of process or to qualify as a foreign corporation to do business under the laws of any such jurisdiction.

          (d)   The Company shall indemnify the Underwriter and all other Holders of the Registrable Securities to be sold pursuant to any registration statement and each person, if any, who controls such Underwriter or Holders within the meaning of Section 15 of the Act or Section 20(a) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), against all loss, claim, damage, expense or liability (including all expenses reasonably incurred in investigating, preparing or defending against any claim whatsoever) to which any of them may become subject under the Act, the 1934 Act or otherwise, arising from such registration statement to the same extent and with the same effect as the provisions pursuant to which the Company has agreed to indemnify the Underwriter in Section 5 of the Underwriting Agreement and to provide for just and equitable contribution as set forth in Section 6 of the Underwriting Agreement.

          (e)   The Underwriter and all other Holders of the Registrable Securities to be sold pursuant to a registration statement, and their successors and assigns, shall severally, and not jointly, indemnify the Company, its officers and directors and each person, if any, who controls the Company within the meaning of Section 15 of the Act or Section 20(a) of the 1934 Act, against all loss, claim, damage or expense or liability (including all expenses reasonably incurred in investigating, preparing or defending against any claim whatsoever) to which they may become subject under the Act, the 1934 Act or otherwise, arising from information furnished by or on behalf of such Holders, or their successors or assigns, for specific inclusion in such registration statement to the same extent and with the same effect as the provisions contained in Section 5 of the Underwriting Agreement pursuant to which the Underwriter has agreed to indemnify the Company and to provide for just and equitable contribution as set forth in Section 6 of the Underwriting Agreement.

          (f)    Nothing contained in this Agreement shall be construed as requiring the Underwriter or other Holders to exercise their Underwriter's Unit Warrants or the Underwriter's Warrants prior to the initial filing of any registration statement or the effectiveness thereof.

          (g)   The Company shall deliver promptly to the Underwriter and all other Holders of the Registrable Securities participating in the offering copies of all correspondence between the Commission and the Company, its counsel or auditors and all memoranda relating to discussions with the Commission or its staff with respect to the registration statement and permit the Underwriter and the other Holders of the Registrable Securities to do such investigation, upon reasonable advance notice, with respect to information contained in or omitted from the registration statement as it deems reasonably necessary to comply with applicable securities laws or rules of the National Association of Securities Dealers, Inc. ("NASD"); provided that the Underwriter and each such holder of the Registrable Securities agrees not to disclose such information without the prior written consent of the Company. Such investigation shall include access to books, records and properties and opportunities to discuss the business of the Company with its officers and independent auditors, all to such reasonable extent and at such reasonable times and as often as the Underwriter and any other Holder of the Registrable Securities shall reasonably request.

          (h)   If required by the underwriters in connection with an underwritten offering which includes Registrable Securities pursuant to this Section 7, the Company shall enter into an underwriting agreement with one or more underwriters selected for such underwriting. Such underwriting agreement shall be satisfactory in form and substance to the Company, the Underwriter and each other Holder of the Registrable Securities, and shall contain such representations, warranties and covenants by the Company and such other terms as are customarily contained in agreements of that type used by the underwriters. If required by the underwriters, the Underwriter and the other Holders of the Registrable Securities shall be parties to any underwriting agreement relating to an underwritten sale of their Registrable Securities and may, at their option, require that any or all the representations and warranties of the Company to or for the benefit of such underwriters shall, to the extent that they may be applicable, also be made to and for the benefit of the Underwriter and the other Holders of the Registrable Securities. The Underwriter and the other Holders of the Registrable Securities shall not be required to make any representations or warranties to or agreements with the Company or the underwriters except as they may relate to the Underwriter and the other Holders of the Registrable Securities and their intended methods of distribution.

          (i)    In connection with any registration statement filed pursuant to Section 7 hereof, the Company shall furnish, or cause to be furnished, to the Underwriter and each Holder participating in any underwritten offering and to each underwriter, a signed counterpart, addressed to the Underwriter, such Holder or underwriter, of (i) an opinion of counsel to the Company, dated the effective date of such registration statement (and, if such registration includes an underwritten public offering, an opinion dated the date of the closing under the underwriting agreement), and (ii) a "cold comfort" letter, dated the effective date of such registration statement (and, if such registration includes an underwritten public offering, a letter dated the date of the closing under the underwriting agreement), signed by the independent public accountants who have issued a report on the Company's financial statements included in such registration statement, in each case covering substantially the same matters with respect to such registration statement (and the prospectus included therein) and, in the case of such accountants' letter, with respect to events subsequent to the date of such financial statements, as are customarily covered in opinions of issuer's counsel and in accountants' letters delivered to underwriters in underwritten public offerings of securities.

          (j)    The Company shall promptly notify the Underwriter and each Holder of the Registrable Securities covered by such registration statement, at any time when a prospectus relating thereto is required to be delivered under the Act, upon the Company's discovery that, or upon the happening of any event as a result of which, the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made, and upon receipt of such notice the Underwriter and each Holder shall not effect any sale of securities and shall immediately cease utilizing or distributing such prospectus. At the request of the Underwriter or any such Holder, the Company shall promptly prepare and furnish to the Underwriter or such Holder and each underwriter, if any, a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made.

          (k)   For purposes of this Agreement, the term "majority" in reference to the Underwriter and the other Holders of the Underwriter's Unit Warrants, Underwriter's Units, Underwriter's Shares, Underwriter's Warrants or the Common Shares underlying the Underwriter's Warrants, shall mean in excess of fifty percent (50%) of the then outstanding Underwriter's Warrants and Underwriter's Shares that have not been resold to the public pursuant to Rule 144 under the Act or a registration statement filed with the Commission under the Act.

        8.    Adjustments to Exercise Price and Number of Securities.

          8.1    Adjustments to Underwriter's Warrants.    The Exercise Price of the Underwriter's Warrants and number of securities issuable with respect to the Underwriter's Warrants shall be adjusted on the same terms and conditions, and at the same time, as any adjustments in the Exercise Price and number of shares issuable with respect to the Offered Warrants required by the terms of the Offered Warrants.

          8.2    Adjustment to Number of Underwriter's Shares.    The number of Underwriter's Shares to be received upon exercise of the Underwriter's Unit Warrants shall be subject to adjustment as follows:

          (a)   In the event that the number of outstanding Common Shares is increased by a stock dividend payable in Common Shares or by a subdivision of the outstanding Common Shares, then, from and after the effective time of such increase by reason of such dividend or subdivision, the number of Common Shares issuable upon the exercise of each Underwriter's Unit Warrant shall be increased in proportion to such increase in outstanding shares. In the event that the number of Common Shares outstanding is decreased by a combination of the outstanding Common Shares, then, from and after the effective time of such decrease by reason of such combination, the number of Common Shares issuable upon the exercise of each Underwriter's Unit Warrant shall be decreased in proportion to such decrease in the outstanding Common Shares.

          (b)   In case of any reorganization or reclassification of the outstanding Common Shares (other than a change in par value, or from par value to no par value, or as a result of a subdivision or combination), or in case of any consolidation of the Company with, or merger of the Company into, another corporation (other than a consolidation or merger in which the Company is the continuing corporation and which does not result in any reclassification of the outstanding Common Shares), or in case of any sale or conveyance to another corporation of the property of the Company as an entirety or substantially as an entirety, the Holder of each Underwriter's Unit Warrant then outstanding shall thereafter have the right to purchase the kind and amount of Common Shares and other securities and property receivable upon such reorganization, reclassification, consolidation, merger, sale or conveyance by a holder of the number of Common Shares that the Holder of such Underwriter's Unit Warrant shall then be entitled to purchase; such adjustments shall apply with respect to all such changes occurring between the date of this Agreement and the date of exercise of such Underwriter's Unit Warrant.

          (c)   Subject to the provisions of this Section 8, in case the Company shall, at any time prior to the exercise of the Underwriter's Unit Warrants or Underwriter's Warrants, make any distribution of its assets to holders of its Common Shares as a liquidating or a partial liquidating dividend, then the Holders of Underwriter's Unit Warrants or Underwriter's Warrants who exercises its Underwriter's Unit Warrants or Underwriter's Warrants after the record date for the determination of those holders of Common Shares entitled to such distribution of assets as a liquidating or partial liquidating dividend shall be entitled to receive for the Unit Exercise Price per Underwriter's Unit or the Warrant Exercise Price per Underwriter's Warrant, in addition to each Common Share, the amount of such distribution or, at the option of the Company, a sum equal to the value of any such assets at the time of such distribution as determined by the Board of Directors of the Company in good faith, which would have been payable to such Holder had such Holder been the holder of record of the Common Shares receivable upon exercise of its Underwriter's Unit Warrant or Underwriter's Warrant on the record date for the determination of those entitled to such distribution.

          (d)   In case of the dissolution, liquidation or winding up of the Company, all rights under the Underwriter's Unit Warrants shall terminate on a date fixed by the Company, such date to be no earlier than ten (10) days prior to the effectiveness of such dissolution, liquidation or winding up and not later than five (5) days prior to such effectiveness. Notice of such termination of purchase rights shall be given to the last registered holder of the Underwriter's Unit Warrants, as the same shall appear on the books of the Company maintained by the Warrant Agent, by registered mail at least thirty (30) days prior to such termination date.

          (e)   In case the Company shall, at any time prior to the expiration of the Underwriter's Unit Warrants and prior to the exercise thereof, offer to the holders of its Common Shares any rights to subscribe for additional shares of any class of capital stock of the Company, then the Company shall give written notice thereof to the registered holders of the Underwriter's Unit Warrants not less than thirty (30) days prior to the date on which the books of the Company are closed or a record date is fixed for the determination of the stockholders entitled to such subscription rights. Such notice shall specify the date as to which the books shall be closed or the record date fixed with respect to such offer of subscription and the right of the holders of the Underwriter's Unit Warrants to participate in such offer of subscription shall terminate if the Underwriter's Unit

  Warrant shall not be exercised on or before the date of such closing of the books or such record date.

          (f)    Any adjustment pursuant to the aforesaid provisions of this Section 8 shall be made on the basis of the number of Common Shares that the holder thereof would have been entitled to acquire upon the exercise of the Underwriter's Unit Warrant immediately prior to the event giving rise to such adjustment.

        9.    Exchange and Replacement of Underwriter's Unit Warrants.    Each Underwriter's Unit Warrant is exchangeable without expense, upon the surrender thereof by the registered Holder at the principal executive office of the Company, for a new Underwriter's Unit Warrant of like tenor and date representing in the aggregate the right to purchase the same number of Underwriter's Shares and Underwriter's Warrants as provided in the original Underwriter's Unit Warrant in such denominations as shall be designated by the Holder thereof at the time of such surrender.

        Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of any Underwriter's Unit Warrant, and, in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to it, and reimbursement to the Company of all reasonable expenses incidental thereto, and upon surrender and cancellation of the Underwriter's Unit Warrant, if mutilated, the Company will make and deliver a new Underwriter's Unit Warrant of like tenor, in lieu thereof.

        10.    Elimination of Fractional Interests.    The Company shall not be required to issue certificates representing fractions of Underwriter's Shares upon the exercise of the Underwriter's Unit Warrant. However, if a holder of an Underwriter's Unit Warrant exercises all warrants then owned of record by such holder and such exercise would result in the issuance of a fractional share, the Company will pay to such holder, in lieu of the issuance of any fractional share otherwise issuable, an amount of cash based on the market value of the Common Shares of the Company on the last trading day prior to the exercise date.

        11.    Reservation and Listing of Securities.    The Company shall at all times reserve and keep available out of its authorized Common Shares, solely for the purpose of issuance upon the exercise of the Underwriter's Unit Warrant and Underwriter's Warrants, such number of Common Shares or other securities, properties or rights as shall be issuable upon the exercise thereof. The Company covenants and agrees that, upon exercise of the Underwriter's Unit Warrant and/or the Underwriter's Warrants and payment of the Exercise Price therefor, all Underwriter's Shares and other securities issuable upon such exercise shall be duly and validly issued, fully paid, non-assessable and not subject to the preemptive rights of any stockholder. As long as the Underwriter's Unit Warrant and/or Underwriter's Warrants shall be outstanding, the Company shall use its best efforts to cause all Underwriter's Units, Underwriter's Shares, Underwriter's Warrants and all Common Shares issuable upon the exercise of the Underwriter's Warrants to be listed (subject to official notice of issuance) on all securities exchanges on which the Common Shares may then be listed and/or quoted on the American Stock Exchange (the "AMEX").

        12.    Notices to Underwriter's Unit Warrant Holders.    Nothing contained in this Agreement shall be construed as conferring upon the Holders the right to vote or to consent or to receive notice as a stockholder in respect of any meetings of stockholders for the election of directors or any other matter, or any rights whatsoever as a stockholder of the Company. If, however, at any time prior to the expiration of the Underwriter's Unit Warrant or Underwriter's Warrants and their exercise, any of the following events shall occur:

          (a)   the Company shall take a record of the holders of its Common Shares for the purpose of entitling them to receive a dividend or distribution payable otherwise than in cash, or a cash dividend or distribution payable otherwise than out of current or retained earnings, as indicated by the accounting treatment of such dividend or distribution on the books of the Company; or

          (b)   the Company shall offer to all the holders of its Common Shares any additional shares of capital stock of the Company or securities convertible into or exchangeable for shares of capital stock of the Company, or any option, right or warrant to subscribe therefor; or

          (c)   a dissolution, liquidation or winding up of the Company (other than in connection with a consolidation or merger) or a sale of all or substantially all of its property, assets and business as an entirety shall be proposed; or

          (d)   a Change in Control of the Company occurs;

then, in any one or more of such events the Company shall give written notice of such event at least twenty (20) days prior to the date fixed as a record date or the date of closing the transfer books for the determination of the stockholders entitled to such dividend, distribution, convertible or exchangeable securities or subscription rights, or entitled to vote on such proposed dissolution, liquidation, winding up or sale. Such notice shall specify such record date or the date of closing the transfer books, as the case may be. Failure to give such notice or any defect therein shall not affect the validity of any action taken in connection with the declaration or payment of any such dividend, distribution or the issuance of any convertible or exchangeable securities, or subscription rights, options or warrants, or any proposed dissolution, liquidation, winding up or sale. A "Change of Control" occurs when (a) the Company merges or consolidates with another corporation or entity; (b) a person or group other than certain of the Company's existing stockholders becomes the beneficial owner of 25% or more of the aggregate voting power of the Company; or (c) during any period of two consecutive calendar years, certain changes in the composition of the Company's present Board of Directors occur, including any plans or proposals to change the number or term of Directors or to fill any existing vacancies on the Board, except for the possible addition by the Company of one or more independent directors to its Board of Directors.

        13.    Notices.    All notices requests, consents and other communications hereunder shall be in writing and shall be deemed to have been duly made when delivered, or mailed by registered or certified mail, return receipt requested:

          (a)   If to the registered Holder of Registrable Securities, to the address of such Holder as shown on the books of the Company; or

          (b)   If to the Underwriter, to the address set forth in Section 12 of the Underwriting Agreement; or

          (c)   If to the Company, to the address set forth in Section 3 hereof or to such other address as the Company may designate by notice to the Holders.

        14.    Supplements and Amendments.    The Company and the Underwriter may from time to time supplement or amend this Agreement without the approval of any holders of Underwriter's Unit Warrants (other than the Underwriter) in order to cure any ambiguity, to correct or supplement any provision contained herein which may be defective or inconsistent with any provisions herein or to make any other provisions in regard to matters or questions arising hereunder which the Company and the Underwriter may deem necessary or desirable and which the Company and the Underwriter deem shall not adversely affect the interests of the Holders of Registrable Securities.

        15.    Successors.    All the covenants and provisions of this Agreement shall be binding upon and inure to the benefit of the Company, the Underwriter, the Holders of Registrable Securities and their respective successors and assigns hereunder.

        16.    Termination.    This Agreement shall terminate at the close of business on            , 2012 [seven years after the Effective Date]. Notwithstanding the foregoing, the indemnification provisions of Section 7 shall survive such termination until the close of business on                        , 2013 [eight years after the Effective Date].

        17.    Governing Law; Submission to Jurisdiction.

          (a)   This Agreement and each Underwriter's Unit Warrant issued hereunder shall be deemed to be a contract made under the laws of the State of New York and for all purposes shall be construed in accordance with the laws of such State without giving effect to the rules of said State governing the conflicts of laws.

          (b)   The Company, the Underwriter and the Holders hereby agree that any action, proceeding or claim against it arising out of, or relating in any way to, this Agreement shall be brought and enforced in the New York State Supreme Court, County of New York, or of the United States of America for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. The Company, the Underwriter and the Holders hereby irrevocably waive any objection to such exclusive jurisdiction or inconvenient forum. Any such process or summons to be served upon any of the Company, the Underwriter and the Holders (at the option of the party bringing such action, proceeding or claim) may be served by transmitting a copy thereof, by registered or certified mail, return receipt requested, postage prepaid, addressed to it at the address determined in accordance with Section 13 hereof. Such mailing shall be deemed personal service and shall be legal and binding upon the party so served in any action, proceeding or claim. The Company, on the one hand, and the Underwriter and the Holders, on the other hand, agree that the prevailing party(ies) in any such action or proceeding shall be entitled to recover from the other party(ies) all of its/their reasonable legal costs and expenses relating to such action or proceeding and/or incurred in connection with the preparation therefor.

        18.    Entire Agreement; Modification.    This Agreement (including the Underwriting Agreement to the extent portions thereof are referred to herein) contains the entire understanding between the parties hereto with respect to the subject matter hereof and, except as provided in Section 14 hereof, may not be modified or amended except by a writing duly signed by the party against whom enforcement of the modification or amendment is sought. Any terms not otherwise defined herein shall have the meaning ascribed to such term in the Underwriting Agreement.

        19.    Severability.    If any provision of this Agreement shall be held to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision of this Agreement.

        20.    Captions.    The caption headings of the Sections of this Agreement are for convenience of reference only and are not intended, nor should they be construed as, a part of this Agreement and shall be given no substantive effect.

        21.    Benefits of this Agreement.    Nothing in this Agreement shall be construed to give to any person or corporation other than the Company and the Underwriter and any other registered Holders of the Registrable Securities any legal or equitable right, remedy or claim under this Agreement; and this Agreement shall be for the sole and exclusive benefit of the Company and the Underwriter and any other Holders of the Registrable Securities.

        22.    Preservation of Rights.    The Company will not, by amendment of its articles of incorporation or through any consolidation, merger, reorganization, transfer of assets, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Agreement or the Underwriter's Unit Warrants or the Underwriter's Warrants or the rights represented hereby or thereby, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate in order to protect the rights of the Underwriter and all other Holders of the Underwriter's Unit Warrants and the Underwriter's Warrants against dilution or other impairment.

        23.    Counterparts.    This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and such counterparts shall together constitute but one and the same instrument.

        [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

        IN WITNESS WHEREOF, the parties hereto have caused this Underwriter's Unit Warrant Agreement to be duly executed, as of the day and year first above written.

[SEAL]	VITACUBE SYSTEMS HOLDINGS, INC.
By:
Name:
Title:
Attest:
Secretary
Agreed and accepted as of the date first above written:

THE SHEMANO GROUP, INC., the Underwriter
By:	Name: Title:

EXHIBIT A

[FORM OF UNDERWRITER'S UNIT WARRANT CERTIFICATE]

THE UNDERWRITER'S UNIT WARRANT REPRESENTED BY THIS CERTIFICATE AND THE OTHER SECURITIES ISSUABLE UPON EXERCISE THEREOF MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO (i) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, (ii) TO THE EXTENT APPLICABLE, RULE 144 UNDER SUCH ACT (OR ANY SIMILAR RULE UNDER SUCH ACT RELATING TO THE DISPOSITION OF SECURITIES), OR (iii) AN OPINION OF COUNSEL, IF SUCH OPINION SHALL BE REASONABLY SATISFACTORY TO COUNSEL FOR THE ISSUER, THAT AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT IS AVAILABLE.

THE TRANSFER OR EXCHANGE OF THE UNDERWRITER'S UNIT WARRANT REPRESENTED BY THIS CERTIFICATE IS RESTRICTED IN ACCORDANCE WITH THE UNDERWRITER'S UNIT WARRANT AGREEMENT FOR UNITS REFERRED TO HEREIN.

EXERCISABLE ON OR BEFORE
5:00 P.M., MOUNTAIN TIME,                        , 2010

No.	Underwriter's Unit Warrant

UNDERWRITER'S UNIT WARRANT

        This Underwriter's Unit Warrant certifies that The Shemano Group, Inc., or registered assigns, is the registered holder of            Underwriter's Unit Warrants to purchase initially, at any time from            , 2005 [six months after from the Effective Date] until 5:00 p.m. Mountain time on            , 2010 (the "Expiration Date"), up to            Units (the "Underwriter's Units") of VitaCube Systems Holdings, Inc., a Nevada corporation (the "Company"), at an initial exercise price, subject to adjustment in certain events (the "Exercise Price"), of $            per Underwriter's Unit [120% of the exercise price of an Offered Unit] upon surrender of this Underwriter's Unit Warrant and payment of the Exercise Price at an office or agency of the Company, but subject to the conditions set forth herein and in the Underwriter's Unit Warrant Agreement dated as of             , 2005, between the Company and The Shemano Group, Inc. (the "Underwriter's Unit Warrant Agreement"). Payment of the Exercise Price shall be made by electronic wire transfer, payable to the order of the Company.

        No Underwriter's Unit Warrant may be exercised after 5:00 p.m., Mountain time, on the Expiration Date, at which time all Underwriter's Unit Warrants evidenced hereby, unless exercised prior thereto, shall thereafter be void.

        The Underwriter's Unit Warrant evidenced by this Underwriter's Unit Warrant Certificate are part of a duly authorized issue of Underwriter's Units pursuant to the Underwriter's Unit Warrant Agreement, which Underwriter's Unit Warrant Agreement is hereby incorporated by reference herein and made a part of this instrument and is hereby referred to for a description of the rights, limitation of rights, obligations, duties and immunities thereunder of the Company and the Holders (the words "Holders" or "Holder" meaning the registered holders or registered holder) of the Underwriter's Unit Warrant.

        The Underwriter's Unit Warrant Agreement provides that upon the occurrence of certain events the exercise prices and/or number of the Company's securities issuable thereupon may, subject to certain conditions, be adjusted. In such event, the Company will, at the request of the holder, issue a new Underwriter's Unit Warrant Certificate evidencing the adjustment in the exercise price and the number and/or type of securities issuable upon the exercise of the Underwriter's Unit Warrant; provided, however, that the failure of the Company to issue such new Underwriter's Unit Warrants shall not in any way change, alter or otherwise impair, the rights of the holder as set forth in the Underwriter's Unit Warrant Agreement.

        Upon due presentment for registration of transfer of this Underwriter's Unit Warrant at an office or agency of the Company, a new Underwriter's Unit Warrant or Underwriter's Unit Warrants of like tenor and evidencing in the aggregate a like number of Underwriter's Unit Warrants shall be issued to the transferee(s) in exchange for this Underwriter's Unit Warrant, subject to the limitations provided herein and in the Underwriter's Unit Warrant Agreement, without any charge except for any tax or other governmental charge imposed in connection with such transfer.

        Upon the exercise of less than all of the Underwriter's Unit Warrants evidenced by this Certificate, the Company shall forthwith issue to the holder hereof a new Underwriter's Unit Warrant Certificate representing such number of unexercised Underwriter's Unit Warrants.

        The Company may deem and treat the registered holder(s) hereof as the absolute owner(s) of this Underwriter's Unit Warrant (notwithstanding any notation of ownership or other writing hereon made by anyone), for the purpose of any exercise hereof, and of any distribution to the holder(s) hereof, and for all other purposes, and the Company shall not be affected by any notice to the contrary.

        All terms used in this Underwriter's Unit Warrant that are defined in the Underwriter's Unit Warrant Agreement shall have the meanings assigned to them in the Underwriter's Unit Warrant Agreement.

        [SIGNATURE PAGE FOLLOWS]

        IN WITNESS WHEREOF, the Company has caused this Underwriter's Unit Warrant to be duly executed under its corporate seal.

Dated as of                        , 2005

VITACUBE SYSTEMS HOLDINGS, INC.
[SEAL]	By:	Name: Title:
Attest:
Secretary

UNDERWRITER'S UNIT WARRANT
SIGNATURE PAGE

EXHIBIT B

[FORM OF ELECTION TO PURCHASE]

        The undersigned hereby irrevocably elects to exercise the right, represented by this Underwriter's Unit Warrant, to purchase            Units and herewith tenders in payment for such securities cash or a certified check payable to the order of VitaCube Systems Holdings, Inc. in the amount of $            , all in accordance with the terms hereof. The undersigned requests that a certificate for such securities be registered in the name of                        whose address is                        and that such certificate be delivered to                        whose address is                         .

Dated:	Name of Registered Owner
Signature of Registered Owner (Signature must conform in all respects to name of holder as specified on the face of the Underwriter's Unit Warrant.)
Street Address
City, State, Zip
IRS Identification Number/Social Security Number

EXHIBIT C

[FORM OF ASSIGNMENT]

(To be executed by the registered holder if such holder desires to transfer the Underwriter's Unit Warrant Certificate.)

        FOR VALUE RECEIVED, the undersigned registered owner of this Underwriter's Unit Warrant hereby sells, assigns and transfers unto the Assignee named below all of the rights, title and interest therein of the undersigned under the within Underwriter's Unit Warrant, with respect to the number of Underwriter's Units set forth below:

NAME OF ASSIGNEE	ADDRESS	NUMBER OF UNITS

and does hereby irrevocably constitute and appoint                        , Attorney, to transfer the within Underwriter's Unit Warrant Certificate on the books of VitaCube Systems Holdings, Inc., maintained for the purpose, with full power of substitution in the premises. The undersigned understands that compliance with the provisions of the Underwriter's Unit Warrant is necessary to effect any assignment or transfer.

Dated:	Signature of Registered Owner (Signature must conform in all respects to name of holder as specified on the face of the Underwriter's Unit Warrant Certificate.)
Name of Registered Owner
IRS Identification Number/Social Security Number

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UNDERWRITER'S UNIT WARRANT AGREEMENT